UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

ARROW ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

New York	1-4482	11-1806155
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

9151 East Panorama Circle, Centennial, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Carine Jean-Claude
Senior Vice President, Chief Legal and Compliance Officer, and Secretary
(303) 824-4000
(name and telephone number, including area code,
of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2025.

Section 1 - Conflict Minerals Disclosures

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

Arrow Electronics, Inc.’s Conflict Minerals Report for the reporting period January 1, 2025 – December 31, 2025 is filed as Exhibit 1.01 to this Form SD and is publicly available at https://www.arrow.com/company/overview/governance-overview/corporate-governance/conflict-minerals. Our Conflict Minerals Report includes a description of our due diligence process (including a reasonable country of origin inquiry).

Item 1.02 Exhibit

The Conflict Minerals Report described in Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01. Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 - Exhibits

Item 3.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ARROW ELECTRONICS, INC.
(Registrant)

By:	/s/ Carine Jean-Claude
Carine Jean-Claude
Senior Vice President, Chief Legal and Compliance Officer, and Secretary
May 27, 2026